EXHIBIT 99.1

99 Wood Avenue South, Suite 311 Iselin, NJ 08830 www.pharmoscorp.com	FOR IMMEDIATE RELEASE

Pharmos Corporation Reports 2006 Year-end and Fourth Quarter Results

Iselin, NJ, March 15, 2007 - Pharmos Corporation (Nasdaq: PARS) today reported results for the 12-month period and fourth quarter ended December 31, 2006.

The major highlight of 2006 was the acquisition by Pharmos of Vela Pharmaceuticals Inc. (Vela), which closed in the fourth quarter. The transaction resulted in an expansion of Pharmos’ pipeline with later-stage clinical drug candidates including dextofisopam, a promising and innovative new drug with positive Phase 2a data for the treatment of diarrhea-predominant and alternating-type irritable bowel syndrome.

Largely due to significantly increased operating expenses in connection with the Vela acquisition, for which Pharmos recorded a one-time $20.6 million non-cash in-process acquired research and development expense in the 2006 fourth quarter, the Company’s net loss for the year ended December 31, 2006 increased to $35.1 million, or $1.74 per share, from a net loss of $2.9 million, or $0.15 per share, in 2005. Without the in-process acquired research and development expense, the net loss after income tax benefit would be $14.5 million, or $0.72 per share, for 2006. The increase in net loss in 2006 was also largely attributable to the receipt by Pharmos of a $10.7 million net milestone payment from a former marketing partner in the 2005 first quarter.

In addition to the impact of the in-process acquired research and development charge, operating expenses were also unfavorably affected by higher general and administrative expenses, which increased to $9.1 million in 2006 from $7.2 million in 2005. The higher general and administrative expenses are due primarily to (a) increased compensation costs related to severance paid to several terminated employees and to the adoption by the Company in January 2006 of Statement of Financial Accounting Standards No. 123R (SFAS 123R); (b) increased professional fees primarily from legal costs in connection with an acquisition-related proxy contest; and (c) higher investor relations costs in connection with the Company’s Annual Meeting of Shareholders. The increase in general and administrative expenses was partially offset by lower gross research and development expenses, which decreased to $9.0 million in 2006 from $9.6 million in 2005 due to a reduction in clinical activity.

Cash and short-term investments totaled $25.9 million at December 31, 2006.

For the fourth quarter ended December 31, 2006 Pharmos recorded a net loss of $23.8 million, or $1.00 per share, compared to a net loss of $3.0 million, or $0.16 per share, in the same period in 2005. The increase in net loss was primarily due to the recording in the 2006 fourth quarter of the one-time $20.6 million non-cash in-process acquired research and development expense from the acquisition of Vela. Without the in-process acquired research and development expense, the net loss after income tax benefit would be $3.2 million, or $0.13 per share, in the 2006 fourth quarter. General and administrative expenses increased to $2.1 million in the 2006 fourth quarter compared to $1.9 million in the same period in 2005 primarily due to the adoption SFAS 123R, increased legal costs in connection with the proxy contest and to increased investor relations costs in connection with the Company’s Annual Meeting of Shareholders. Gross research and development expenses were effectively unchanged in the 2006 fourth quarter compared to the same period in the prior year. The Company recorded an income tax benefit of $0.6 million in the 2006 fourth quarter, which slightly offset the net loss for the quarter and the year.

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of indications with a focus on specific diseases of the nervous system including disorders of the brain-gut axis (gastrointestinal/irritable bowel syndrome (IBS)), pain/inflammation, and autoimmune disorders. The Company's lead product, dextofisopam, has completed Phase 2a testing in IBS, with positive effect on the primary efficacy endpoint (n=141, p=0.033). The Company plans a Phase 2b study of dextofisopam for the treatment of IBS in 2007. The Company's core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds. Cannabinor, the lead CB2-selective receptor agonist candidate, is undergoing Phase 2a testing in pain. Other compounds in Pharmos' pipeline are in clinical and pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders.

Safe Harbor Statement

Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

Contacts

Pharmos U.S.	The Ruth Group, Inc.
S. Colin Neill, CFO	John Quirk (investors)
(732)452-9556	(646) 536-7029

Gale Smith	Janine McCargo (media)
(732) 452-9556	(646) 536 7033

Pharmos Israel

Irit Kopelov

011-972-8-940-9679

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PHARMOS CORPORATION

Consolidated Statements of Operations

	For the three months ended		For the year ended
	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005
Expenses
Research & development, gross	$2,369,341	$2,342,920	$8,956,821	$9,568,293
Grants	(362,049)	(390,868)	(1,445,513)	(1,406,508)

Research & development, net
of grants	2,007,292	1,952,052	7,511,308	8,161,785

In-process acquired research and
development	20,607,575	—	20,607,575	—

General & administrative	2,070,260	1,900,052	9,108,867	7,165,291

Depreciation and amortization	72,857	80,294	314,769	381,812

Total operating expenses	24,757,984	3,932,398	37,542,519	15,708,888

Loss from operations	(24,757,984)	(3,932,398)	(37,542,519)	(15,708,888)

Other income (expense)
Bausch & Lomb payment, net	—	—	—	10,725,688
Interest income	370,805	471,595	1,778,042	1,514,878
Interest expense	—	(731)	—	(166,322)
Change in value of warrants	(1,334)	4,829	27,445	259,075
Other (expense) income	(18,616)	(10,214)	(12,712)	(44,937)

Other income (expense), net	350,855	465,479	1,792,775	12,288,382

Loss before income taxes	(24,407,129)	(3,466,919)	(35,749,744)	(3,420,506)
Income tax benefit	(612,775)	(490,633)	(612,775)	(490,634)

Net loss	($23,794,354)	($2,976,286)	($35,136,969)	($2,929,872)

Net loss per share
- basic and diluted	($1.00)	($0.16)	($1.74)	($0.15)

Weighted average shares outstanding
- basic and diluted	23,796,641	18,974,338	20,249,714	18,974,175

Select Consolidated Balance Sheet Data

	December 31, 2006	December 31, 2005
Cash and short-term investments	$25,929,686	$46,037,470

Working capital	$24,168,153	$44,763,056

Shareholder's equity	$24,428,050	$45,233,934